As filed with the Securities and Exchange Commission on November 3, 2022

Registration No. 333-257768

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

23andMe Holding Co.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3829	87-1240344
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

349 Oyster Point Boulevard

South San Francisco, California 94080

Tel: (650) 938-6300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kathy Hibbs

Chief Administrative Officer

23andMe Holding Co.

349 Oyster Point Boulevard

South San Francisco, California 94080

Tel: (650) 938-6300

(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

Copies to:

Marlee S. Myers

Justin W. Chairman

Alexandra M. Good

Morgan, Lewis & Bockius LLP

One Oxford Centre, Thirty-Second Floor

Pittsburgh, PA 15219

Tel: (412) 560-3300

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On July 8, 2021, 23andMe Holding Co. (the “Company”) filed a Registration Statement on Form S-1 (File No. 333-257768) with the Securities and Exchange Commission (the “SEC”), which was subsequently declared effective by the SEC on July 15, 2021 (the “Registration Statement”). The Registration Statement initially registered (i) the resale from time to time by the selling securityholders named therein (the “Selling Holders”) of up to (A) 280,940,853 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and (B) 8,113,999 Private Placement Warrants (as defined in the Registration Statement), (ii) the issuance by the Company of up to an aggregate of 25,065,665 shares of Class A Common Stock issuable upon the exercise of warrants, and (iii) the issuance by the Company of 467,670 shares of Class A Common Stock reserved for issuance upon the exercise of options to purchase Class A Common Stock granted under the 23andMe Holding Co. 2021 Incentive Equity Plan held by certain of the Company’s current and former employees and consultants.

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 1”) is being filed by the Company to (i) convert the Registration Statement into a Registration Statement on Form S-3, (ii) remove references to the registration of the Company’s outstanding warrants and the shares of Class A Common Stock to be issued upon exercise thereof, which removal reflects the redemption or exercise of such warrants on or before December 22, 2021, and (iii) include updated information regarding the Selling Holders named therein, including a reduction in the aggregate number of shares of Class A Common Stock being offered by the Selling Holders to 256,985,249 shares.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable filing fees payable in connection with the registration of the shares of Class A Common Stock covered by the Registration Statement were paid by us at the time of the initial filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2022

PRELIMINARY PROSPECTUS

Up to 256,985,249 Shares of Class A Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Holders”) of up to: (i) 7,206,913 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) issued in connection with the PIPE Investment (as defined below) (the “PIPE Shares”); (ii) 5,004,201 shares of Class A Common Stock held by VG Acquisition Sponsor LLC (the “Founder Shares”); (iii) 88,570,183 shares of Class A Common Stock held by certain Selling Holders; and (iv) 156,203,952 shares of Class A Common Stock issuable upon conversion (on a one-for-one basis) of shares of our Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”) held by certain Selling Holders.

We are registering the securities for resale pursuant to the Selling Holders’ registration rights under certain agreements between us and the Selling Holders. Our registration of the securities covered by this prospectus does not mean that the Selling Holders will offer or sell any of the shares of Class A Common Stock. The Selling Holders may offer, sell, or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Holders may sell the shares of Class A Common Stock in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “ME.” On November 2, 2022, the closing price of a share of Class A Common Stock was $3.07.

Investing in our Class  A Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 11 of this prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell the shares of Class A Common Stock offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the shares of Class A Common Stock offered by them described in this prospectus.

Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these shares of Class A Common Stock in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in or incorporated by reference into, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.”

The Company was originally known as VG Acquisition Corp., a Cayman Islands exempted company (“VGAC” and, after the Domestication as described below, “23andMe Holding Co.”). On February 4, 2021, VGAC entered into that certain Agreement and Plan of Merger, dated February 4, 2021, as amended on February 13, 2021 and March 25, 2021 (the “Merger Agreement”), by and among VGAC, Chrome Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC (the “Merger Sub”), and 23andMe, Inc., a Delaware corporation. On June 16, 2021 (the “Closing Date”), as contemplated by the Merger Agreement, VGAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which VGAC was domesticated and continued as a Delaware corporation, changing its name to 23andMe Holding Co. (the “Domestication”). As a result of and upon the effective time of the Domestication, among other things, each of the then issued and outstanding Class A and Class B ordinary shares of VGAC automatically converted, on a one-for-one basis, into shares of our Class A Common Stock. On the Closing Date, VGAC consummated the merger transaction contemplated by the Merger Agreement, whereby the Merger Sub merged with and into 23andMe, Inc., the separate corporate existence of the Merger Sub ceasing and 23andMe, Inc. being the surviving corporation and a wholly owned subsidiary of VGAC, now known as 23andMe Holding Co. (the “Merger” and, together with the Domestication, the “Business Combination”).

On the Closing Date, certain investors (collectively, the “PIPE Investors”) pursuant to, and on the terms and subject to the conditions of, those certain subscription agreements (the “Subscription Agreements”) dated February 3, 2021, collectively subscribed for 25,000,000 shares of Class A Common Stock at $10.00 per share for aggregate gross proceeds of $250,000,000 (the “PIPE Investment”).

In connection with the consummation of the Merger, VGAC, the Sponsor, and certain other holders of Class A Common Stock entered into the Registration Rights Agreement, which became effective upon the consummation of the Merger (the “Registration Rights Agreement”). In accordance with the Registration Rights Agreement, the Registration Rights Agreement Parties and their permitted transferees are entitled to, among other things, customary registration rights, including demand, piggy-back and shelf registration rights. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our,” and similar terms refer to 23andMe Holding Co. and its consolidated subsidiaries. References to “VG Acquisition Corp.” or “VGAC” refer to the Company prior to the consummation of the Domestication and the Merger. “23andMe, Inc.” refers to 23andMe, Inc. prior to the Business Combination.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein contain estimates and information concerning our industry, our business, and the market for our products and services, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and the documents incorporated by reference herein and therein, may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. In some instances, these statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” or “intends” or the negatives of these terms or variations of them or similar terminology.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

•	The market for personal genetics products and services has experienced a recent overall decline. If this trend continues or worsens, it would adversely affect our business and results of operations.

•	If our competitors receive further Food and Drug Administration marketing approval for in vitro diagnostic products, our business could be adversely affected.

•

The telehealth market is immature and volatile, and if it does not develop, if it encounters negative publicity, or if the increased use of telehealth solutions as a result of the COVID-19 pandemic does not continue after the pandemic, then the growth of our business and our results of operation will be harmed.

•	We rely on key sole suppliers to manufacture and perform services used by customers who purchase our PGS (as defined below), which could adversely affect our ability to meet customer demand.

•	If we are not able to maintain and enhance our brand, our ability to expand our customer base may be impaired and our business and operating results may be harmed.

•

If our efforts to attract new customers and patients and engage existing customers and patients with enhanced products and services are unsuccessful or if such efforts are more costly than we expect, our business may be harmed.

•	Any significant disruption in service on our website, mobile applications, or in our computer or logistics systems could harm our reputation and may result in a loss of customers.

•	If we are unable to deliver a rewarding experience on mobile devices, whether through our mobile website or our mobile application, we may be unable to attract and retain customers and patients.

•	We depend on a number of other companies to perform functions critical to our ability to operate our platform and generate revenue from patients.

•	If we are unable to attract and retain high quality healthcare providers for our patients, our business, financial condition, and results of operations may be materially and adversely affected.

•	If the number of our customers consenting to participate in our research programs declines or fails to grow, our revenue may be adversely affected, and our database may become less effective.

•	Our focus on using our genetics-powered platform to discover targets with therapeutic potential may not result in the discovery of commercially viable drug targets for us or our collaborators.

•	Media reports on consumer data privacy and security concerns and the use of genetic information may decrease the overall consumer demand for personal genetic products and services, including ours.

•

If we fail to succeed in our drug development efforts, or to develop and commercialize additional products and services, our ability to expand our business and achieve our strategic objectives would be impaired.

•	Our Therapeutics business faces substantial competition, which may result in others discovering, developing, or commercializing drugs before or more successfully than we can.

•	We cannot give any assurance that any of our drugs will receive regulatory approval, which is necessary before they can be commercialized.

•	We may be subject to legal proceedings and litigation, which are costly to defend and could materially harm our business and results of operations.

•	Our business and future operating results may be adversely affected by catastrophic or other events outside of our control.

•

We depend on the continued services and performance of our highly qualified key personnel, and we may not be able to attract or retain qualified scientists and other specialized individuals in the future due to the competition for qualified personnel among life science and technology businesses.

•	We face risks related to epidemics and other outbreaks of communicable diseases, including the current COVID-19 pandemic.

•	If we were to enter new business areas, we would likely face competition from entities more familiar with those businesses, and our efforts may not succeed.

•

If we, GSK (as defined below), and any future collaborators are unable to successfully complete clinical development, obtain regulatory approval for, or commercialize any drugs, or experience delays in doing so, our business may be materially harmed.

•	GSK and any other potential drug discovery collaborators will have significant discretion in determining when to make announcements, if any, about the status of our collaborations.

•

Our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the expected timelines or at all, which could have an adverse impact on our business.

•

Our products and services are subject to extensive regulation, and compliance with existing or future regulations could result in unanticipated expenses, or limit our ability to offer our products and services.

◾	We will face legal, reputational, and financial damage if we fail to protect our customer and patient data from security breaches or cyberattacks.

◾	If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

•

We face additional risks as a result of the acquisition of Lemonaid Health (as defined below) and may be unable to integrate our businesses successfully and realize the anticipated synergies and related benefits, or do so within the anticipated timeframe.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in the “Risk Factors” section are not exhaustive. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity, and performance, as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part, and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and the Company’s financial statements.

Overview of the Company

The Company is a mission-driven company dedicated to empowering customers to live healthier lives. The Company’s mission is to help people access, understand, and benefit from the human genome. The Company believes that its premier database of genetic and phenotypic information crowdsourced from its millions of customers that separately consent to participate in the Company’s research can revolutionize healthcare by enabling it to discover insights into the origins of diseases, to use those insights to prevent, diagnose, and treat diseases, and to speed the discovery and development of novel therapies. The Company is committed to rigorous scientific, ethical, and privacy standards and to being one of the most trusted sources for genetic and health information.

The Company pioneered direct-to-consumer genetic testing, giving consumers unique, personalized information about their genetic health risks, ancestry, and traits. The Company is the only consumer genetic testing company with multiple Food and Drug Administration (“FDA”) authorizations for over-the-counter health and carrier status reports. The Company was the first company to obtain FDA authorization for a direct-to-consumer genetic test, and the Company is the only company to have FDA authorization, clearance, or an exemption from premarket notification for all carrier status, genetic health risk, cancer predisposition, and pharmacogenetics reports offered to customers. As of June 30, 2022, over 60 health reports were available to customers in the U.S.

The Company acquired Lemonaid Health, Inc. (“Lemonaid” or “Lemonaid Health”) in November 2021 in an important step to achieve the Company’s goal of making personalized healthcare a reality. Lemonaid offers patients affordable and direct online access to medical care, from consultation through treatment, for a number of common conditions, using evidence-based guidelines and up-to-date clinical protocols to deliver quality patient care. When medications are prescribed by the Company’s medical professionals, patients can use its convenient online pharmacy for fast and free delivery.

The Company operates in two reporting segments: Consumer & Research Services and Therapeutics.

Consumer & Research Services

The Company’s Consumer & Research Services business comprises the Personal Genome Service® (“PGS”), the telehealth business, and research services.

PGS

The PGS service provides customers with a broad suite of genetic reports, including information on customers’ genetic ancestral origins, personal genetic health risks, and chances of passing on certain rare carrier conditions to their children, as well as reports on how genetics can impact responses to medications. The Company believes that by providing customers with direct access to their genetic information, it can empower them to make better decisions by arming them with information about their risks of developing certain diseases or conditions and by highlighting opportunities for prevention and mitigation of disease.

In the U.S., Canada, and the United Kingdom (the “U.K.”), the Company offers two PGS services, and also offers a premium service called 23andMe+. Ancestry + Traits Service is the Company’s base service and provides customers information about their genetic ancestral origins and how genetics may influence over 30 traits, such as physical features, sense perceptions, reactions to external stimuli and other traits. The service also includes a tool that enables customers who choose to opt in to connect with genetic relatives that are also customers of the Company. The Health + Ancestry Service builds upon the Ancestry + Traits Service to also provide reports relating to a customer’s health predisposition (including certain cancers and other health risks such as late-onset Alzheimer’s disease), carrier status (including for cystic fibrosis and hereditary hearing loss), and wellness (including for deep sleep, lactose intolerance and genetic weight), and carrier status reports. Ancestry + Traits Service customers can upgrade to the Health + Ancestry Service for a fee. The Company provides customers with an engaging experience, including access to updates to their genetic health and ancestry reports and new product features, and the ability to connect with genetic relatives.

The Company’s 23andMe+ premium subscription service offers customers the Health + Ancestry Service plus pharmacogenetic reports, personalized genetic risk reports based on the Company’s research, and advanced ancestry and health features, including insights related to heart, reproductive health and sleep. The PGS services are available for purchase on the Company’s website, 23andMe.com, or mobile app and, in the U.S., the U.K., and Canada, through Amazon. Substantially all of the Company’s revenues are derived from the Consumer & Research Services segment, with revenue from PGS representing approximately 75%, 81%, and 89% of the Company’s total revenues for the fiscal years ended March 31, 2022, 2021, and 2020, respectively.

Customers have the option to participate in the Company’s research programs and, as of June 30, 2022, over 80% of the Company’s customers have chosen to do so. The Company analyzes consenting customers’ genotypic data together with phenotypic data they provide to the Company concerning their health, physical characteristics, family origins, lifestyle, and other habits. The Company analyzes this data using its proprietary machine learning and other analytic techniques in order to discover insights into whether and how particular genetic variants affect the likelihood of individuals developing specific diseases. These insights may highlight opportunities to develop a drug to treat or cure a specific disease, and also provide information that customers can use to enhance their medical care and treatment, including care accessed through the Lemonaid telehealth platform.

Telehealth

The acquisition of Lemonaid provided us with telehealth capabilities and enhances the Company’s ability to bring better healthcare and wellness offerings to patients. The telehealth platform provides patients with easy access to medical consultation and treatment. Within minutes, a patient can interact with one of the Company’s affiliated licensed physicians or nurse practitioners via telehealth. If a prescription is warranted, the patient can access the Company’s pharmacy services for fast and free delivery. The Company’s pharmacies offer non-controlled medications for prevention and treatment of acute and chronic conditions at affordable prices, and the Company’s pharmacists provide ongoing support to ensure proper care by counseling, educating, and following up with patients. The Company’s goal is to make personalized healthcare services affordable and accessible, focusing on both the prevention and treatment of disease. The Company makes telehealth services available in the U.S. and, under a third-party brand, in the U.K.

Affiliated Professional Medical Corporations. Because many states limit the ownership of medical practices to licensed professionals and prohibit corporate ownership of medical practices, the Company offers medical services through affiliated professional medical corporations (“PMCs”) that are owned by a licensed medical provider in the applicable jurisdiction. All of the doctors and nurse practitioners who provide medical services to patients are employees of the PMCs. Lemonaid, the Company’s wholly owned subsidiary, has a management services agreement (“MSA”) with each PMC pursuant to which Lemonaid provides business, administrative, and non-clinical services to the PMC in exchange for a fixed fee. These services include IT, billing, insurance, tax, accounting, and other administrative services, and do not include any clinical, diagnostic, or treatment decisions, which are made solely by licensed practitioners based on quality medical care guidelines and protocols. The MSAs are exclusive arrangements, and the PMCs were established specifically to provide medical services through the platform.

Affiliated Pharmacies. The Company’s patients may choose to fill prescriptions provided to them by its affiliated medical professionals by using its pharmacy services. The Company facilitates the delivery of pharmacy services by its affiliated mail order pharmacy, offering patients affordable, fast, and free delivery services throughout the U.S. The Company also manages an affiliated retail pharmacy that is able to accept insurance from government and commercial providers where applicable. Almost all of the Company’s pharmacy services are provided on a self-pay basis and are not covered by third-party payors. The Company also provides a small number of compounded medications that are fulfilled by a third-party service provider that is not affiliated with it. The Company manages its affiliated pharmacies under MSAs pursuant to which the Company provides all administrative services as well as licensed pharmacists, support staff, and infrastructure. The MSAs with the Company’s affiliated pharmacies are exclusive arrangements, and the affiliated pharmacies were established specifically to provide prescription medications when patients choose to use the Company’s platform to fill prescriptions written by its affiliated licensed medical professionals.

Research Services

Through its research services, the Company uses its vast database of genetic and phenotypic information provided by consenting customers to discover insights into the genetic origins of disease and to identify targets for drug development. These services are performed under agreements with universities, research institutions, and pharmaceutical companies, including the Company’s multi-year collaboration agreement with an affiliate of GlaxoSmithKline (“GSK”), which was signed in July 2018 (the “GSK Agreement”) to leverage genetic insights to validate, develop, and commercialize drugs. The GSK Agreement is expected to identify and prioritize genetically validated drug targets, enable rapid progression of clinical programs, and bring useful new drugs to market. The Company also provides clinical trial services to accelerate patient recruitment by using its database to identify patients most likely to be eligible for participation in a clinical trial of a new drug. The Company currently has research programs across several therapeutic areas, including oncology, respiratory, and cardiovascular diseases.

Therapeutics

The Therapeutics business segment focuses on the use of genetic insights from the Company’s vast database of genetic and phenotypic information to develop novel therapies to improve patients’ lives. The Therapeutics segment consists of revenues from the out-licensing of intellectual property associated with identified drug targets and expenses related to therapeutic product candidates under clinical development. In addition to the Company’s collaboration with GSK, it has several proprietary programs, one of which is being pursued in collaboration with Almirall, S.A.

As of June 30, 2022, two of the Company’s programs had entered Phase 1 trials. One is from the Company’s proprietary programs, 23ME-00610, previously known as P006, which had started the Phase 1 in patients with advanced solid tumors. 23ME-00610 is a high-affinity humanized monoclonal antibody that is designed to interfere with the ability of CD200R1 to interact with CD200 found on cancer cells. The other one is immuno-oncology program, GSK6097608, led by GSK, an antibody that targets the CD96. CD96 sequesters a shared ligand (CD155) away from the costimulatory receptor (CD226), effectively attenuating T and NK cell anti-tumor immune responses. By blocking CD96, GSK6097608 may allow activation of CD226 and enhance anti-tumor immunity through T and NK cells. If a successful therapy were to be developed and commercialized by GSK using this target, the Company would be entitled to a royalty under the GSK Agreement.

Background

VGAC was a blank check company incorporated on February 19, 2020, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. On October 6, 2020, VGAC consummated an initial public offering of 48,000,000 units at an offering price of $10.00 per unit, and a private placement with VG Acquisition Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”) of 7,733,333 Private Placement Warrants at an offering price of $1.50 per private placement warrant. Each unit sold in the initial public offering and private placement consists of one Class A ordinary share and one-third of one redeemable warrant. On October 14, 2020, the underwriters of the initial public offering notified VGAC of their intent to partially exercise their over-allotment option. As such, on October 16, 2020, VGAC sold an additional 2,855,000 units, at a price of $10.00 per unit, and sold an additional 380,666 Private Placement Warrants to the Sponsor, at $1.50 per private placement warrant. Following the closing of the initial public offering and overallotment sale, an amount equal to $508,550,000 of the net proceeds from the initial public offering and the sale of the Private Placement Warrants was placed in the trust account.

On June 16, 2021, VGAC consummated the Business Combination. The transaction was accounted for as a reverse recapitalization with 23andMe, Inc. being the accounting acquirer and VGAC as the acquired company for accounting purposes. Accordingly, all historical financial information presented in the consolidated financial statements represents the accounts of 23andMe, Inc. and its wholly owned subsidiary.

In connection with the closing of the Business Combination, VGAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a Charter and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which VGAC was domesticated and continued as a Delaware corporation, changing its name to “23andMe Holding Co.”

Class A Common Stock trades on Nasdaq under the symbol “ME.”

Corporate Information

The Company’s principal executive offices are located at 349 Oyster Point Boulevard, South San Francisco, California 94080, and the Company’s phone number is (650) 938-6300. The Company’s website address is www.23andMe.com. Information contained on the Company’s website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

THE OFFERING

Issuer	23andMe Holding Co.

Resale of Class A Common Stock

Shares of Class A Common Stock offered by the Selling Holders	Up to 256,985,249 shares of Class A Common Stock.

Terms of the Offering	The Selling Holders will determine when and how they will dispose of the shares of Class A Common Stock registered under this prospectus for resale.

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Holders.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Market for Class A Common Stock	Our Class A Common Stock is currently traded on Nasdaq under the symbol “ME.”

RISK FACTORS

Investing in our Common Stock involves risks. Before you make a decision to invest in our Common Stock, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any such securities. For more information, see “Where You Can Find More Information; Incorporation by Reference.” If any of these risks actually occur, it may materially harm our business, financial condition, liquidity, and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS

All of the shares of Class A Common Stock offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services, or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees, and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING HOLDERS

This prospectus relates to the possible offer and resale by the Selling Holders of (i) up to 100,781,297 shares of Class A Common Stock; and (ii) up to 156,203,952 shares of Class A Common Stock underlying Class B Common Stock.

The Selling Holders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, and others who later come to hold any of the Selling Holders’ interest in the securities of the Company listed in the table below after the date of this prospectus such that registration rights shall apply to those securities.

The following tables are prepared based on information provided to us by the Selling Holders and our review of stockholder records maintained by our transfer agent. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock and/or Class B Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 286,738,037 shares of Class A Common Stock and 168,746,745 shares of Class B Common Stock outstanding as of October 27, 2022. We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose or voting power. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of the securities set forth in the tables below. In addition, the Selling Holders may sell, transfer, or otherwise dispose of, at any time and from time to time, such securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), after the date of this prospectus. For purposes of the below tables, unless otherwise indicated below, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Except as otherwise disclosed below, none of the Selling Holders have, or within the past three years have had, any position, office, or other material relationship with us. Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o 23andMe Holding Co., 349 Oyster Point Boulevard, South San Francisco, California 94080.

Shares of Class A Common Stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name and Address of Selling Holder	Number of Shares	%	Number of Shares	%	Number of Shares	%
ABeeC 2.0, LLC(1)	98,633,827	21.7%	98,633,827	21.7%	0	0%
Anne Wojcicki Foundation(2)	2,500,000	*	2,500,000	*	0	0%
Aurora Trust(3)	300,000	*	300,000	*	0	0%
Corvina Holdings Limited(4)	8,549,786	1.9%	8,549,786	1.9%	0	*
Dragoneer Global Fund II, LP(5)	500,000	*	500,000	*	0	0%
Evan Lovell(6)	1,228,544	*	1,217,077	*	11,467	*
Entities affiliated with FMR, LLC(7)	24,457,278	5.4%	24,457,278	5.4%	0	0%
Foresite Capital Fund V, L.P.(8)	406,913	*	406,913	*	0	0%
Entities affiliated with G Squared Equity Management LP(9)	35,087,391	7.7%	35,087,391	7.7%	0	0%
Glaxo Group Limited(10)	39,660,487	8.7%	39,660,487	8.7%	0	0%
NewView Capital Fund I, L.P.(11)	19,455,681	4.3%	19,455,681	4.3%	0	0%
Entities affiliated with Sequoia Capital(12)	17,818,440	3.9%	17,818,440	3.9%	0	0%
VG Acquisition Sponsor LLC(13)	5,004,201	1.1%	5,004,201	*	0	0%
All other Selling Holders(14)	3,485,366	*	3,485,366	*	0	0%

*	Less than 1%.
(1)

Represents shares of Class B Common Stock that are convertible into Class A Common Stock on a share-for-share basis. Anne Wojcicki, our Chief Executive Officer and Chair of the Board of Directors, may be deemed to hold voting and dispositive power over the shares held by ABeeC 2.0, LLC. The business address of ABeeC 2.0, LLC is 171 Main Street, Suite 259, Los Altos, CA, USA 94022.

(2)

Represents shares of Class A Common Stock issued in the PIPE Investment. Anne Wojcicki, our Chief Executive Officer and Chair of the Board of Directors, may be deemed to hold voting and dispositive power over the shares held by The Anne Wojcicki Foundation. The business address of The Anne Wojcicki Foundation is 171 Main Street, Suite 259, Los Altos, CA, USA 94022.

(3)

Nikesh Arora, as trustee of the Aurora Trust, may be deemed to hold voting and dispositive power over the shares held by the Aurora Trust. Mr. Arora, however, disclaims any beneficial ownership of such shares. The address of the Aurora Trust is 92 Sutherland Drive, Atherton, CA 94027.

(4)

Includes 91,198 shares of Class B Common Stock that are convertible into Class A Common Stock on a share-for-share basis, 2,500,000 shares of Class A Common Stock issued in the PIPE Investment, and 5,867,390 shares of Class A Common Stock received pursuant to a pro-rata in-kind distribution by the Sponsor. Corvina Holdings Limited (“Corvina”) is the record holder of the shares. Corvina’s sole shareholder is Virgin Group Holdings Limited (“VGHL”). As a result of the foregoing, each of Corvina and VGHL may be deemed to share beneficial ownership of such shares held of record by Corvina. Sir Richard Branson owns and has the ability to appoint and remove the management of VGHL and, as such, may indirectly control the decisions of VGHL, regarding the voting and disposition of shares held by VGHL. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of the shares held by Corvina. The address of Corvina is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

(5)

The shares are held by Dragoneer Global Fund II, L.P. (the “Fund”). The Fund’s registered investment adviser is Dragoneer Investment Group, LLC (“Dragoneer Adviser”). Cardinal DIG CC, LLC (“Cardinal” and together with the Fund and Dragoneer Adviser, the “Dragoneer Entities”) is the managing member of Dragoneer Adviser. Marc Stad is the sole member of Cardinal. By virtue of these relationships, Marc Stad and each of the Dragoneer Entities may be deemed to share voting and dispositive power with respect to the Class A Common Stock. The business address for Mr. Stad and each of the Dragoneer Entities is 1 Letterman Drive, Building D M-500, San Francisco, CA 94129.

(6)	Includes 1,217,077 shares of Class A Common Stock received pursuant to a pro-rata in-kind distribution by the Sponsor. Mr. Lovell is a member of the Company’s Board of Directors.

(7)

The shares are held by accounts that are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address for the entities affiliated with FMR LLC is 245 Summer Street, Boston, Massachusetts 02110.

(8)

The shares are owned directly by Foresite Capital Fund V, L.P. (“FCF V”). Foresite Capital Management V, LLC (“FCM V”), the general partner of FCF V, may be deemed to have sole voting and dispositive power over the shares. James B. Tananbaum (“Mr. Tananbaum”), in his capacity as managing member of FCM V, may be deemed to have sole voting and dispositive power over the shares. Each reporting person disclaims the existence of a “group.” Each of FCM V and its members and Mr. Tananbaum disclaims beneficial ownership of any of the shares except to the extent of any pecuniary interest therein, and this filing is not an admission that FCM V and its members or Mr. Tananbaum is the beneficial owner of these shares for purposes of Section 16 or any other purpose. The mailing address of FCF V is 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939.

(9)

Larry Aschebrook is the Managing Partner of G Squared Equity Management LP, the investment adviser to each of the G Squared funds that hold the shares, and has sole voting and dispositive control over the shares held of record by such funds. The business address of G Squared Equity Management LP is 205 N Michigan Avenue, Suite 3770, Chicago, IL, USA 60601.

(10)

Represents shares of Class B Common Stock that are convertible into Class A Common Stock on a share-for-share basis. The business address of Glaxo Group Limited is 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom.

(11)

Ravi Viswanathan is the Managing Partner of NewView Capital Partners I, LLC, the General Partner of NewView Capital Fund I, L.P., and has sole voting and dispositive control over the shares held of record by NewView Capital Fund I, L.P. The business address of NewView Capital Partners I, LLC is 1201 Howard Avenue, Suite 101, Burlingame, CA 94010.

(12)

Represents shares of Class B Common Stock that are convertible into Class A Common Stock on a share-for-share basis held by entities affiliated with Sequoia Capital consisting of: (i) 3,670,314 shares held by Sequoia Capital Global Growth Fund II, L.P. (“GGF II”); (ii) 55,143 shares held by Sequoia Capital Global Growth II Principals Fund, L.P. (“GGF II PF”); (iii) 3,634,310 shares held by Sequoia Capital Growth Fund III, L.P. (“GF III”); (iv) 6,135,652 shares held by Sequoia Capital U.S. Growth Fund VII, L.P. (“GF VII”); (v) 3,818,329 shares held by Sequoia Capital U.S. Growth Fund VIII, L.P. (“GF VIII”); and (vi) 504,692 shares held by Sequoia Capital U.S. Growth VII Principals Fund, L.P. (“GF VII PF”).

SC US (TTGP), Ltd. is (i) the general partner of SC Global Growth II Management, L.P., which is the general partner of each of GGF II and GGF II PF (together, the “GGF II Funds”); (ii) the general partner of SC U.S. Growth VII Management, L.P., which is the general partner of each of GF VII and GF VII PF (together, the “GF VII Funds”); and (iii) the general partner of SC U.S. Growth VIII Management, L.P., which is the general partner of GF VIII (together with the GGF II Funds and the GF VII Funds, the “GF and GGF Funds”). SCGF III Management, LLC is the general partner of GF III, and, as a result, SCGF III Management, LLC may be deemed to share voting and dispositive power with respect to the shares held by GF III.

The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GF and GGF Funds are Douglas M. Leone and Roelof Botha. As a result, and by virtue of the relationships described in this paragraph, each such person may be deemed to share voting and dispositive power with respect to the shares held by the GF and GGF Funds, as applicable. Mr. Leone and Mr. Botha, as applicable, expressly disclaim beneficial ownership of the shares held by the entities in this footnote. The business address for the entities affiliated with Sequoia Capital is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

(13)

The Sponsor is the record holder of the shares. The Sponsor’s sole managing member and manager is Corvina. Corvina has voting and investment discretion with respect to the shares held by the Sponsor. Corvina’s sole shareholder is VGHL. As a result of the foregoing, each of Corvina and VGHL may be deemed to share beneficial ownership of such shares held of record by the Sponsor. Sir Richard Branson owns and has the ability to appoint and remove the management of VGHL and, as such, may indirectly control the decisions of VGHL, regarding the voting and disposition of shares held by VGHL. Therefore, Sir Richard Branson may be deemed to have indirect beneficial ownership of the shares held by the Sponsor. The business address of the Sponsor is 65 Bleecker Street, 6th Floor, New York, New York 10012.

(14)

The disclosure with respect to the remaining Selling Holders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of Class A Common Stock and Class B Common Stock.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation (the “Charter”) and our amended and restated Bylaws (the “Bylaws”), which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Charter and the Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Charter authorizes the issuance of 1,140,000,000 shares, consisting of (a) 1,490,000,000 shares of common stock, of which (i) 1,140,000,000 shares are designated Class A Common Stock; (ii) 350,000,000 shares are designated Class B Common Stock; and (b) 10,000,000 shares of preferred stock (the “Preferred Stock”).

As of October 27, 2022, there were outstanding 286,738,037 shares of Class A Common Stock, 168,746,745 shares of Class B Common Stock, and no shares of Preferred Stock.

23andMe Holding Co. Class A Common Stock

Voting rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters voted upon by the Company’s stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class A Common Stock will not be entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation relating to any series of the Company’s preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).

Dividend rights. Subject to the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, capital stock, or property of the Company as may be declared and paid from time to time by the Company’s Board of Directors (the “Board”) out of any of the Company’s assets legally available therefor; provided, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class B Common Stock, as applicable.

Rights upon liquidation. Subject to the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive all of the assets and funds of the Company available for distribution in the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, ratably in proportion to the number of shares of the Class A Common Stock held by them.

Other rights. No holders of shares of Class A Common Stock are entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of Preferred Stock that the Company may issue in the future.

23andMe Holding Co. Class B Common Stock

Voting rights. Each holder of Class B Common Stock is entitled to ten votes for each share of Class B

Common Stock held of record by such holder on all matters voted upon by the Company’s stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class B Common Stock are not entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock, or property of the Company as may be declared and paid from time to time by the Board out of any of the Company’s assets legally available therefor; provided that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class B Common Stock, as applicable.

Rights upon liquidation. Subject to the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive all of the assets and funds of the Company available for distribution in the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, ratably in proportion to the number of shares of the Class B Common Stock held by them.

Transfers. Pursuant to the Charter, holders of Class B Common Stock are generally restricted from transferring such shares, other than to another Class B Common Stockholder or a Permitted Entity (each as defined in the Charter).

Mandatory Conversion. Each share of Class B Common Stock will be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer (as defined in the Charter) of such shares of Class B Common Stock, except for a Transfer to a Permitted Entity (as defined in the Charter). Holders of Class B Common Stock may also elect to convert into an equal number of fully paid and nonassesable shares of Class A Common Stock at their option.

Other rights. No holder of shares of Class B Common Stock is entitled to preemptive or subscription rights contained in the Charter or in the Bylaws. There are no redemption or sinking fund provisions applicable to the Class B Common Stock. The rights, preferences, and privileges of holders of the Class B Common Stock are subject to those of the holders of any shares of Preferred Stock that the Company may issue in the future.

Preferred Stock

The Board has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series, and to fix the designations, preferences, privileges, and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of the Class A Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.

Election of Directors and Vacancies

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Board shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board. Under the Bylaws, at all meetings of stockholders called for the election of directors, a majority of the votes properly cast will be sufficient to elect such directors to the Board.

The Board is divided into three classes of directors designated as Class I, Class II, and Class III, respectively. Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships, and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation, retirement, disqualification, or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.

Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of not less than two-thirds of the outstanding voting stock of the Company entitled to vote at an election of directors, voting together as a single class.

In addition to the powers and authorities before or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, the Charter, and to any Bylaws adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to Preferred Stock.

Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Charter or Bylaws; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Charter, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Company issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson of the meeting will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Anti-takeover Effects of the Charter and the Bylaws

The Charter and the Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of the Company. The Company expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board, which the Company believes may result in an improvement of the terms of any such acquisition in favor of the Company’s stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Dual-Class Stock

As described above in “—Common Stock—Class A Common Stock—Voting Rights” and “ —Common Stock—Class B Common Stock—Voting Rights,” the Charter provides for a dual-class common stock structure.

Special Meeting, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company, for any purpose or purposes, may be called only by a majority of the Board, the Chairman of the Board, or the Chief Executive Officer of the Company. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

The Bylaws also provide that unless otherwise restricted by the Charter or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to the Company’s secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of the Company’s outstanding voting securities.

Amendment to Charter and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Charter provides that all provisions therein may be altered, amended, or repealed only by the affirmative vote of the holders of at least two-thirds (66.7%) in voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. Additionally, the Charter provides that the authorized number of shares of any class of stock may only be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of at least two-thirds (66.7%) of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

The Bylaws may be amended, altered, or repealed (A) by the affirmative vote of a majority of the Board or (B) in addition to any vote of the holders of any class or series of capital stock of the Company required by law or the Charter, the affirmative vote of the holders of at least two-thirds (66.7%) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

(1)	the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2)

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3)

the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Charter, the Company opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Charter contains similar provisions providing that the Company may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the Company that is not owned by the interested stockholder

Generally, a “business combination” includes a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the Company’s voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Charter provides that any persons whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by the Company (provided, that such person shall be an “interested stockholder” if such thereafter such person acquires additional shares of voting stock of the Company, except as a result of further corporate actions not caused by such person) do not constitute “interested stockholders” for purposes of this provision.

Classified Board and Stockholder Action by Written Consent

The Charter provides that the Board is classified into three classes of directors, each of which holds office for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of the Company at a time when there is a classified board as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Under the Charter, the Company’s stockholders are required to take action at an annual or special meeting of the stockholders. This provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control of the Company.

Limitations on Liability and Indemnification of Officers and Directors

The Charter limits the liability of the directors of the Company to the fullest extent permitted by the DGCL, and the Bylaws provide that the Company will indemnify them to the fullest extent permitted by such law. The Company has entered and expects to continue to enter into agreements to indemnify its directors, executive officers, and other employees as determined by the Board. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of the Company or any of its subsidiaries or was serving at the Company’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.

Exclusive Jurisdiction of Certain Actions

The Charter requires, to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, that derivative actions brought in the name of the Company, actions against current or former directors, officers, employees, and agents for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Charter or the Bylaws and actions asserting a claim against the Company governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and any stockholder will be deemed to have consented to such provision. Although the Company believes this provision benefits the Company by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Company’s directors and officers.

The exclusive forum provision in the Charter would not apply to claims brought under the Exchange Act or the Securities Act. To the extent the exclusive forum provision restricts the venue in which holders of the Company’s common stock may bring claims arising under the federal securities laws, there is uncertainty as to whether a court would enforce such provisions. The exclusive forum provision in the Charter does not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and the Company’s stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

In addition, the Charter requires that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Transfer Agent

The transfer agent for our Class A Common Stock is Continental Stock Transfer & Trust Company.

Listing of Common Stock

Our Class A Common Stock is listed on The Nasdaq Global Select Market under the symbol “ME.”

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Holders or their permitted transferees from time to time of up to [257,299,883] shares of our Class A Common Stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The shares of Class A Common Stock beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes donees, pledgees, transferees, or other successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership distribution, or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner, and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their shares of Class A Common Stock by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short-sales of shares of Class A Common Stock in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short-sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts, or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Holders and any broker-dealers who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer, or agent, the purchase price paid by any underwriter, any discount, commission, and other item constituting compensation, any discount, commission, or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The Selling Holders party to a Subscription Agreement or party to the Registration Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act, in each case as further described in the Subscription Agreement or the Registration Rights Agreement, respectively.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS AND NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock, which we refer to as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold Class A Common Stock as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, (the “Code”). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions to U.S. Holders of shares of our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Redemption of Class A Common Stock

In the event that a U.S. Holder’s Class A Common Stock is redeemed by us, including pursuant to an open market transaction, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Class A Common Stock under the tests described below, the tax consequences to the U.S. Holder will be the same as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” above. If the redemption does not qualify as a sale of Class A Common Stock, the U.S. Holder will be treated as receiving a corporate distribution, the tax consequences of which are described above under “U.S. Holders—Taxation of Distributions.” Whether the redemption qualifies for sale treatment will depend primarily on the total number of shares of our stock treated as held by the U.S. Holder both before and after the redemption. The redemption of Class A Common Stock will generally be treated as a sale of the Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option. A redemption of a U.S. Holder’s stock will be substantially disproportionate with respect to the U.S. Holder if the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of common stock is, among other requirements, less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of the Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult its tax advisors as to the tax consequences of a redemption, including the application of the constructive ownership rules described above.

If none of the foregoing tests is satisfied, the redemption will be treated as a corporate distribution, the tax consequences of which are described under “U.S. Holders—Taxation of Distributions,” above. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Class A Common Stock should be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in other stock constructively owned by it.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock, and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Redemption of Class A Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. Holder’s Class A Common Stock will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Common Stock, as described under “U.S. Holders—Redemption of Class A Common Stock” above, and the consequences of the redemption to the non-U.S. Holder will be as described above under “Non-U.S. Holders—Taxation of Distributions” and “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock,” as applicable.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and the gross proceeds of dispositions of, our securities which are held by or through certain foreign financial institutions

(including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Under proposed Treasury Regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury Regulations until final Treasury Regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of our securities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius, LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers, or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of 23andMe Holding Co. and its subsidiaries as of March 31, 2022 and 2021, and for each of the years in the three-year period ended March 31, 2022 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We have filed with the SEC a registration statement under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its Class A Common Stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we are required to file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at investors.23andme.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Incorporation by Reference

The SEC rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended March 31, 2022, filed with the SEC on May 27, 2022, as amended by Amendment No.  1 on Form 10-K/A, filed with the SEC on August 9, 2022 (our “Annual Report on Form 10-K”);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022, filed with the SEC on August 9, 2022;

•	our Current Reports on Form 8-K, filed with the SEC on April 13, 2022, June 13, 2022, August 19, 2022 (as amended on August 30, 2022), and September 1, 2022;

•	our definitive proxy statement on Schedule 14A for the 2022 Annual Meeting of Stockholders filed with the SEC on July 15, 2022; and

•

the description of shares of Class  A Common Stock contained in the Registration Statement on Form 8-A filed on June 17, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of this offering (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules), shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such reports and documents.

For the purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person who receives a copy of this prospectus on the written or oral request of that person made to:

23andMe Holding Co.

349 Oyster Point Boulevard

South San Francisco, California 94080

Attention: Corporate Secretary

Telephone: (650) 938-6300

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

	Amount
SEC registration fee	$340,921.47	(1)
Legal fees and expenses	$75,000
Accounting fees and expenses	$35,000.00
Miscellaneous fees and expenses	$1,500.00
Total	$452,421.47

(1)	Previously paid.

Item 15.	Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Charter provides that we will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with future directors and executive officers.

Item 16.	Exhibits

Exhibit No.	Description

2.1†*	Agreement and Plan of Merger, dated as of February 4, 2021, by and among VG Acquisition Corp., Chrome Merger Sub, Inc., and 23andMe, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-39587), filed with the SEC on February 4, 2021).

2.2*	First Amendment to the Merger Agreement, dated as of February 13, 2021, by and among VG Acquisition Corp., Chrome Merger Sub, Inc., and 23andMe, Inc. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-4 (File No. 333-254772), filed with the SEC on May 13, 2021).

2.3*	Second Amendment to the Merger Agreement, dated as of March 25, 2021, by and among VG Acquisition Corp., Chrome Merger Sub, Inc., and 23andMe, Inc. (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

3.1*	Certificate of Incorporation of 23andMe Holding Co. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K/A (File No. 001-39587) filed with the SEC on June 21, 2021).

3.2*	Amended and Restated Bylaws of 23andMe Holding Co. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K/A (File No. 001-39587) filed with the SEC on June 21, 2021).

4.1*	Certificate of Corporate Domestication of VG Acquisition Corp. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-39587) filed with the SEC on June 21, 2021).

5.1*	Opinion of Morgan, Lewis & Bockius LLP (incorporated by reference to Exhibit 5.1 filed on 23andMe Holding Co.’s Registration Statement on Form S-1, filed by the Registrant on July 8, 2021).

23.1**	Consent of KPMG, independent registered public accounting firm of 23andMe Holding Co.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included in the signature page of the Registration Statement).

†	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
*	Previously filed.
**	Filed herewith.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on November 3, 2022.

23ANDME HOLDING CO.

By:	/s/ Anne Wojcicki
Name:	Anne Wojcicki
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Anne Wojcicki and Joseph Selsavage, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on November 3, 2022.

Name	Title	Date

/s/ Anne Wojcicki Anne Wojcicki	Chief Executive Officer and Director (principal executive officer)	November 3, 2022

/s/ Joseph Selsavage Joseph Selsavage	Interim Chief Financial and Accounting Officer (principal financial and accounting officer)	November 3, 2022

/s/ Roelof Botha Roelof Botha	Director	November 3, 2022

/s/ Patrick Chung Patrick Chung	Director	November 3, 2022

/s/ Sandra R. Hernández, M.D. Sandra R. Hernández, M.D.	Director	November 3, 2022

/s/ Evan Lovell Evan Lovell	Director	November 3, 2022

Name	Title	Date

/s/ Neal Mohan Neal Mohan	Director	November 3, 2022

/s/ Valerie Montgomery Rice, M.D. Valerie Montgomery Rice, M.D.	Director	November 3, 2022

/s/ Richard Scheller, Ph.D. Richard Scheller, Ph.D.	Director	November 3, 2022

/s/ Peter Taylor Peter Taylor	Director	November 3, 2022